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Exhibit 5.1

July 19, 2007

Yamana Gold Inc.
150 York Street, Suite 1102
Toronto, Ontario M5H 3S5

Dear Sirs:

Re: Take-Over Bid Circular dated July 19, 2007

We have acted as Canadian counsel to Yamana Gold Inc. (the "Company") in connection with the registration statement on Form F-10 filed July 19, 2007 by the Company with the Securities and Exchange Commission under the United States Securities Act of 1933, as amended (the "Registration Statement").

We know that we are referred to under the headings "Legal Matters" and "Certain Canadian Federal Income Tax Considerations" in the Offer and Circular forming a part of the Registration Statement and we hereby consent to such use of our name and opinions in the Registration Statement.

Yours very truly,

/s/ CASSELS BROCK & BLACKWELL LLP Cassels Brock & Blackwell LLP

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Exhibit 5.1